                            [Form of Advertisement]
THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER
 TO SELL SHARES. THE OFFER IS BEING MADE SOLELY BY THE OFFER TO PURCHASE DATED AUGUST 5, 1997 AND THE RELATED LETTER OF TRANSMITTAL AND IS BEING MADE TO ALL
     HOLDERS OF SHARES. THE PURCHASER IS NOT AWARE OF ANY STATE WHERE THE
     MAKING OF THE OFFER IS PROHIBITED BY ADMINISTRATIVE OR JUDICIAL ACTION PURSUANT TO ANY VALID STATE STATUTE. IF THE PURCHASER BECOMES AWARE OF
      ANY VALID STATE STATUTE PROHIBITING THE MAKING OF THE OFFER OR THE
       ACCEPTANCE OF SHARES PURSUANT THERETO, THE PURCHASER WILL MAKE A
         GOOD FAITH EFFORT TO COMPLY WITH SUCH STATE STATUTE OR SEEK TO
        HAVE SUCH STATUTE DECLARED INAPPLICABLE TO THE OFFER. IF, AFTER
        SUCH GOOD FAITH EFFORT, THE PURCHASER CANNOT COMPLY WITH SUCH
            STATE STATUTE, THE OFFER WILL NOT BE MADE TO (NOR WILL
            TENDERS BE ACCEPTED FROM OR ON BEHALF OF) THE HOLDER OF
                SHARES IN SUCH STATE. IN ANY JURISDICTION WHERE
            SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO
               BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER
                  SHALL BE DEEMED TO BE MADE ON BEHALF OF THE
                PURCHASER BY MORGAN STANLEY & CO. INCORPORATED
                     (THE "DEALER MANAGER") OR ONE OR MORE
                  REGISTERED BROKERS OR DEALERS LICENSED UNDER
                        THE LAWS OF SUCH JURISDICTION.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                              EMCARE HOLDINGS INC.
                                       AT
                              $38.00 NET PER SHARE
                                       BY
                             EHI ACQUISITION CORP.
                      AN INDIRECT WHOLLY-OWNED SUBSIDIARY
                                       OF
                                  LAIDLAW INC.

    EHI Acquisition Corp. (the "Purchaser"), a Delaware corporation and an indirect wholly-owned subsidiary of Laidlaw Inc., a Canadian corporation ("Laidlaw"), hereby offers to purchase all of the outstanding shares of common stock, par value $.01 per share, of EmCare Holdings Inc., a Delaware corporation (the "Company"), ("Shares") at a purchase price of $38.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any supplements or amendments, collectively constitute the "Offer").

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, SEPTEMBER 3, 1997, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO EXPIRATION OF THE OFFER A NUMBER OF SHARES REPRESENTING AT LEAST FIFTY-ONE PERCENT (51%) OF THE SHARES OUTSTANDING, ASSUMING CERTAIN EXERCISES.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 29, 1997 (the "Merger Agreement"), by and among the Company, Laidlaw and the Purchaser. The Merger Agreement provides, among other things, that as soon as practicable after the consummation of the Offer and satisfaction or, to the extent permitted under the Merger Agreement, waiver of all conditions to the Merger, the Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation of the Merger and as an indirect wholly-owned subsidiary of Laidlaw. At the effective time of the Merger, each outstanding Share (other than treasury Shares, Shares held by Laidlaw, the Purchaser or any other subsidiary of Laidlaw, and Shares held by stockholders, if any, who properly exercise appraisal rights under Delaware law) will be converted into and represent the right to receive $38.00 in cash, without interest.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT, HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS IN THE BEST INTEREST OF THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT ALL STOCKHOLDERS ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES PURSUANT TO THE OFFER.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary (as defined in the Offer to Purchase) of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to stockholders whose Shares have been accepted for payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares (or timely Book-Entry Confirmation (as defined in Section 2 of the Offer to Purchase) with respect to such Shares), (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with any required signature guarantees (or an Agent's Message (as defined in Section 2 of the Offer to Purchase) in connection with a book-entry transfer), and (iii) all other documents required by the Letter of Transmittal. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

    The term "Expiration Date" means 12:00 Midnight, New York City time, on Wednesday, September 3, 1997, unless and until the Purchaser, in accordance with the terms of the Offer and the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire. Subject to the terms of the Merger Agreement, the Purchaser expressly reserves the right, at any time and from time to time, to extend the period of time during which the Offer is open for any reason, including the occurrence of any of the events specified in Section 14 of the Offer to Purchase, by giving written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement to be made not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

    Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after October 3, 1997. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of the addresses set forth in the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If certificates evidencing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility (as defined in Section 2 of the Offer to Purchase) to be credited with the withdrawn Shares. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be re-tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 of the Offer to Purchase.

    The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

    The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the Letter of Transmittal and other relevant materials will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

    The Offer to Purchase and the Letter of Transmittal contain important information and should be read carefully and in their entirety before any decision is made with respect to the Offer.

    Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager as set forth below. Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other tender offer materials also may be directed to the Information Agent, and copies will be furnished promptly at the Purchaser's expense. Neither Laidlaw nor the Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent, the Dealer Manager and the Depositary) in connection with the solicitation of tenders of Shares pursuant to the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]

                                909 Third Avenue
                                   20th Floor
                            New York, New York 10022
                                 (212) 754-8000
                            Toll Free (800) 566-9061
                     Banks and Brokerage Firms please call:
                                 (800) 662-5200

                      THE DEALER MANAGER FOR THE OFFER IS:
                           MORGAN STANLEY DEAN WITTER
                       Morgan Stanley & Co. Incorporated
                                 1585 Broadway
                            New York, New York 10036
                                 (212) 761-7628